EX 3.1

                                                        State of Delaware
                                                       Secretary of State
                                                    Division of Corporations
                                                  Delivered 10:02 AM 02/24/2012
                                                    FILED 09:58 AM 02/24/2012
                                                  SRV 120219001 - 3976941 FILE



CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF
INCORPORATION OF VITAL PRODUCTS, INC.

Vital Products, Inc. filed a Certificate of Incorporation with the Secretary of State of Delaware on May 27, 2005, a Certificate of Designation on
April 20, 2009 and a Certificate of Amendment to the Certificate of Incorporation on May 27, 2009, a Certificate of Amendment to the Certificate of Incorporation, as amended, on July 30, 2010 and a Certificate of Correction to the Certificate of Incorporation, as amended, on August 20, 2010. Following is an amendment to the Certificate of Incorporation, as amended:

It is hereby certified that:

1. The name of the corporation (the "Corporation") is Vital Products, Inc.

2. The Certificate of Incorporation is hereby amended by replacing Article FOURTH to read:

        "FOURTH: The total number of shares of stock which the corporation shall have authority to issue is: one billion and one million (1,001,000,000) shares, consisting of a class of one billion (1,000,000,000) shares of Common Stock, par value of $0.0001 per share and a class of one million (1,000,000) shares of Preferred Stock, par value of $0.01 per share.

        The Preferred Stock authorized by this Certificate of Incorporation shall be issued in series.

        The Board of Directors is authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series. The Board of Directors shall have the authority to determine the number of shares that will comprise each series.
        For each series, the Board of Directors shall determine, by resolution or resolutions adopted prior to the issuance of any share thereof, the designations, powers, preferences, limitations and relative or other rights thereof, including but not limited to the following relative rights and preferences, as to which there may be variations among different series:

        (a) The rate and manner of payment of dividends, if any;

        (b) Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

        (c) The amount payable for shares in the event of liquidation, dissolution or other winding up of the Corporation;

        (d) Sinking fund provisions, if any, for the redemption or purchase of shares;

        (e) The terms and conditions, if any, on which shares may be converted or exchanged; (f) Voting rights, if any; and

        (g) Any other rights and preferences of such shares, to the full extent now or hereafter permitted - by the General Corporation Law of the State of Delaware.

        Upon the Certificate of Amendment to the Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Date"), every one thousand issued and outstanding shares of the Corporation will be combined into and automatically become one outstanding share of Common Stock of the Corporation and the authorized shares of the Corporation shall remain
        as set forth in this Certificate of Incorporation.   No fractional
        share shall be issued in connection with the foregoing stock split: all shares of Common Stock so split that are held by a stockholder will be aggregated subsequent to the foregoing split and each fractional share resulting from such aggregation of each series held by a stockholder will be rounded to the nearest whole share. Shares of Common Stock that were outstanding prior to the Effective Date and that are not outstanding after the Effective Date shall resume the status of authorized but unissued shares of Common Stock."

3. Pursuant to a resolution of its Board of Directors, a written consent of a majority of stockholders was obtained in accordance with Delaware General Corporation Law pursuant to which a total of 314,300,155 votes, constituting 52.7% of the total votes entitled to be cast on the action were voted in favor of the Amendment.

4. This Certificate of Amendment of the Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

5. In accordance with Section 103(d) of the General Corporation Law of the State of Delaware, this Certificate of Amendment shall be effective on March 2, 2012.

Signed this 24th day of February 2012.

VITAL PRODUCTS, INC.

/s/ Michael Levine
-----------------------------
Michael Levine
President, Secretary, Chief Executive Officer and Chairman of the Board